EXHIBIT 8
                                                                       ---------



        PRIMEWEST ENERGY TRUST 2002 QUARTERLY REPORT TO THE UNITHOLDERS

                                      FOR THE THREE MONTHS ENDING MARCH 31, 2002




    P  R  I  M  E  W  E  S  T




--------------------------------------------------------------------------------

CALGARY, MAY 16, 2002 (TSE: PWI.UN; PWX) -- PRIMEWEST ENERGY TRUST (PRIMEWEST) TODAY ANNOUNCED UNAUDITED INTERIM OPERATING AND FINANCIAL RESULTS FOR THE FIRST QUARTER.

--------------------------------------------------------------------------------

PRIMEWEST ENERGY TRUST ANNOUNCES FIRST QUARTER 2002 RESULTS, PRODUCTION EXCEEDS TARGET, CASH FLOW $0.37 PER UNIT

FIRST QUARTER HIGHLIGHTS

o Production averaged 31,370 barrels of oil equivalent per day (BOE/day), exceeding the target range of 29,000-30,000 BOE/day and the 2001 exit rate of 30,500 BOE/day.

o Cash flow of $48.3 million ($0.37 per unit) compared to $53.2 million ($0.42 per unit) in the fourth quarter of 2001 reflects lower production due to the disposition of the Garrington and Westward Ho properties in the fourth quarter of 2001 and lower realized commodity prices.

o Operating expenses were reduced to $5.10 per BOE from $5.69 per BOE in the fourth quarter of 2001, and $5.42 for the full-year 2001.

o Net debt increased from $225 to $234 million, reflecting capital expenditures of $25 million, partially offset by the 79% cash flow distribution rate in the quarter and proceeds from the DRIP and Optional Trust Unit Purchase programs. Represents a debt-to-cash flow ratio of 1.2 times.

"Our strong production performance in the quarter reflects our success in overcoming technical challenges encountered in 2001, and a successful 2002 development program thus far," said Don Garner, President and Chief Operating Officer. "In addition, the significant reduction in operating cash costs per BOE reflects the success of our operating teams in reducing costs, as well as lower power costs."


JUNE DISTRIBUTION DECLARED

PrimeWest today confirms a cash distribution of 10 cents per trust unit for May 2002. The distribution will be paid on June 14, 2002, to all unitholders of record on May 31, 2002. The ex-distribution date is May 29, 2002. This level of distribution represents a 17% cash-on-cash yield based on May 16th's closing price of $6.95.

Including the regular 10 cent per unit distribution payable in June, PrimeWest will have paid a total of $1.77 per trust unit during the previous 12-month period (July 2001 through June 2002), and $8.28 per trust unit since inception in October 1996.


================================================================================

WE ARE ONE OF NORTH AMERICA'S LARGEST CONVENTIONAL OIL AND GAS ROYALTY TRUSTS. WE MANAGE PRIMEWEST CAREFULLY FOR THE ONGOING BENEFIT OF OUR UNITHOLDERS, AND IN DOING SO ARE GUIDED BY THE OPERATING PRINCIPLE OF RESPONSIBLE STEWARDSHIP. OUR MAIN OBJECTIVE IS TO DELIVER PREDICTABLE AND SUSTAINABLE CASH DISTRIBUTIONS MONTHLY, WITHIN THE CONTEXT OF A COMMODITY-BASED BUSINESS ENVIRONMENT.

PRIMEWEST ENERGY TRUST
FINANCIAL & OPERATING HIGHLIGHTS                               [GRAPHIC OMITTED]
================================================================================


FINANCIAL HIGHLIGHTS
(THOUSANDS OF DOLLARS EXCEPT PER-BOE AND PER-TRUST-UNIT AMOUNTS)

                                     Mar. 31,         Per     Dec. 31,          Per      Mar. 31,       Per
Three months ended                       2002         BOE         2001          BOE          2001       BOE
---------------------------------------------------------    ----------------------      -------------------
Net revenue                           $69,442      $24.60      $78,447       $25.99       $56,990    $37.55
Cash flow                              48,301       17.11       53,247        17.64        43,534     28.68
Operating expenses                     14,393        5.10       17,188         5.69         8,340      5.49
G&A expenses
    - Cash                              2,635        0.93        2,532         0.84         2,273      1.50
    - Non-cash                          5,351        1.90        2,815         0.93         5,195      3.42
Management fees
    - Cash                              1,418        0.50        1,666         0.55         1,269      0.84
    - Non-cash                            479        0.17          419         0.14           483      0.32
Cash distributed to unitholders        38,131                   53,268                     40,783
Cash distributed to unitholders
(per trust unit)                         0.30                     0.44                       0.60
Cash available for distribution          0.37                     0.42                       0.79
Net debt (1)                          234,415                  225,466                    333,354
Net debt (1) (per trust unit)            1.77                     1.72                       3.04

(1)  NET DEBT IS LONG-TERM DEBT PLUS NEGATIVE WORKING CAPITAL.


OPERATING HIGHLIGHTS

                                                                        Mar. 31,    Dec. 31,     Mar. 31,
Three months ended                                                          2002        2001         2001
--------------------------------------------------------------------------------   ---------     --------
Daily sales volumes
   Natural gas (MMCF/DAY)                                                 113.31      119.65        49.57
   Crude oil (BBLS/DAY)                                                   10,244      10,425        6,988
   Natural gas liquids (BBLS/DAY)                                          2,240       2,441        1,613
   Total (BOE/DAY)                                                        31,370      32,807       16,864
Prices (CDN $)
   Natural gas ($/MCF)                                                      4.57        5.16        10.38
   Crude oil ($/BBL)                                                       32.09       30.49        32.33
   Natural gas liquids ($/BBL)                                             20.87       22.54        40.21
   Total ($ PER BOE)                                                       28.49       30.18        47.76



2 |

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)                     [GRAPHIC OMMITTED]
================================================================================


The following discussion is management's analysis of PrimeWest's operating and financial results for the three months ended March 31, 2002 compared with the previous quarter and the first quarter of 2001. This discussion also contains information and opinions concerning the Trust's future outlook based on currently available information. This discussion should be read in conjunction with the Trust's annual MD&A and audited consolidated financial statements for the years ended December 31, 2001 and 2000, together with the accompanying notes, as contained in the Trust's 2001 Annual Report.


FORWARD-LOOKING INFORMATION

Because forward-looking information addresses future events and conditions, it involves risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking information. These risks and uncertainties include commodity price levels; production levels; the recoverability of reserves; transportation availability and costs; operating and other costs; interest rates and currency-exchange rates; and changes in environmental and other legislation and regulations. Please refer to the Trust's annual report for more detail as to the nature of these risks and uncertainties.


STRATEGY                      2002 OBJECTIVES                             FIRST QUARTER PERFORMANCE
ASSET GROWTH                  o  Use the low cycles in the                o  Low commodity price cycle
                                 commodity price environment and             short-lived.  Available acquisition
                                 strong balance sheet to add                 targets generally poor quality in
                                 high quality reserves to our                nature.  No acquisitions in first
                                 asset base.                                 quarter.

                              o  Maintain or increase our                 o  Development program successful in
                                 reserve life index.                         adding reserves and production.

OPERATING EXCELLENCE          o  Moderate natural production              o  Production exceeded expectations for
                                 decline through prudent capital             the first quarter of 2002.
                                 development.

                              o  Add incremental production               o  First quarter development success at
                                 through drilling, completions               Dawson, Stowe, Grand Forks, Caroline
                                 and workovers.                              and Brant Farrow.  20.6 net wells
                                                                             drilled with a 93% success rate.

                              o  Reduce per BOE operating                 o  Reduced operating expenses to $5.10
                                 expenses from 2001 levels.                  per BOE ($5.69 in the fourth quarter
                                                                             of 2001).

FINANCIAL PRUDENCE            o  Maintain a strong financial              o  Debt-to-cash flow ratio has
                                 position as measured by net                 increased to 1.21 from 1.05 at year-end
                                 debt per Trust Unit and                     reflecting reduced cash flow for the
                                 debt-to-cash flow ratio.                    first quarter of 2002.  Unutilized
                                                                             credit facilities of $115 million at
                                                                             March 31, 2002.

RISK MANAGEMENT               o  Use hedging to stabilize and             o  Stabilized at 10 cents per month
                                 protect distribution levels.                through July of 2002 at a minimum.

                              o  Manage distribution rates as             o  Stabilized at 10 cents per month
                                 commodity prices cycle.                     through July of 2002 at a minimum.



3 |

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)                     [GRAPHIC OMMITTED]
================================================================================


PRODUCTION VOLUMES

                                                                        Mar. 31,    Dec. 31,    Mar. 31,
Three months ended                                                         2002         2001        2001
--------------------------------------------------------------------------------   ---------   ---------
Natural gas (MMCF/DAY)                                                   113.31       119.65       49.57
Crude oil (BBLS/DAY)                                                     10,244       10,425       6,988
Natural gas liquids (BBLS/DAY)                                            2,240        2,441       1,613
Total (BOE/DAY)                                                          31,370       32,807      16,864
                                                                       ========     ========    ========
Gross Overriding Royalty volumes included above (BOE/DAY)                 2,076        1,480       1,900
                                                                       ========     ========    ========


Production volumes exceeded expectations in the first quarter of 2002. With an exit rate of 30,500 BOE per day for 2001 (reflecting the disposition of approximately 1,800 BOE/day from the Garrington and Westward Ho areas in December of 2001) and natural decline, volumes were anticipated to be in the 29,000-30,000 BOE per day range in the first half of 2002. The improvement is a result of the resolution of technical issues encountered in 2001 and successful 2002 development activities.

In the first quarter of 2002, PrimeWest's drilling program included 31 gross (20.6 net) wells and achieved a 93% success rate. In addition, there were a number of facility enhancements, particularly at Roxanna.

Compared to the first quarter of 2001, volumes are higher reflecting the acquisition of Cypress Energy Inc. on March 29, 2001.


PRODUCTION OUTLOOK

PrimeWest is maintaining its production target at 29,000-30,000 BOE/day, but is extending that target to encompass the full year 2002. Previously, this target was effective only for the first half of 2002.


REALIZED COMMODITY PRICES

Benchmark prices
                                                                       Mar. 31,     Dec. 31,    Mar. 31,
Three months ended                                                         2002         2001        2001
-------------------------------------------------------------------------------     --------    --------
Natural gas ($/MCF AECO)                                                   3.34         3.30       10.90
Crude oil ($U.S./BBL WTI)                                                 21.64        20.43       28.72

Average PrimeWest realized selling prices (CDN DOLLARS)

                                                                       Mar. 31,     Dec. 31,    Mar. 31,
Three months ended                                                         2002         2001        2001
-------------------------------------------------------------------------------     --------    --------
Natural gas ($/MCF)                                                        4.57         5.16       10.38
Crude oil ($/BBL)                                                         32.09        30.49       32.33
Natural gas liquids ($/BBL)                                               20.87        22.54       40.21
Total Oil Equivalent ($ PER BOE)                                          28.49        30.18       47.76
                                                                       ========     ========    ========
Realized hedging gain (loss) ($ PER BOE)                                   7.06         3.16       (0.38)
                                                                       ========     ========    ========

Realized natural gas prices in the first quarter of 2002 fell 11% compared to the fourth quarter of 2001 reflecting market weakness in the first six weeks of this year.

Of the realized hedging gains of $19.9 million during the first quarter of 2002, $16.6 million or $1.63/Mcf was attributable to natural gas and $3.3 million or $3.56 per barrel was attributable to crude oil.


4 |

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)                     [GRAPHIC OMMITTED]
================================================================================


SALES REVENUE (1)
($ THOUSANDS)

                                                                             Mar. 31,     Dec. 31,    Mar. 31,
Three months ended                                                               2002         2001        2001
-------------------------------------------------------------------------------------     --------    --------
Natural gas                                                                    46,645       56,776      46,321
Crude oil                                                                      29,585       29,240      20,334
Natural gas liquids                                                             4,207        5,062       5,839
                                                                             --------     --------    --------
Total                                                                          80,437       91,078      72,494
                                                                             ========     ========    ========

Hedging gains (losses) (2) for natural gas and crude oil included above        19,926        9,526        (582)
                                                                             ========     ========    ========

(1)  Excludes sulphur

(2)  Net of amortized premiums


Sales revenues declined 12% compared to the previous quarter both as a result of weaker natural gas prices and lower production volumes, offset by hedging gains.

Compared to the first quarter of 2001, revenues were higher as a result of the Cypress volumes, but that increase was substantially offset by weaker prices.


PRICE OUTLOOK

Continued volatility in prices is expected as a result of instability in the Middle East. Fundamentally, the underlying supply/demand equation for both crude oil and natural gas is negative, suggesting intermediate term price weakness should the political uncertainties be resolved.

Nevertheless, current and forward pricing for both crude oil and natural gas is much higher today than earlier this year. In particular, natural gas prices hit a recent bottom of $2.56/Mcf AECO in January 2002 compared to $4.86/Mcf AECO in early May, an increase of 90%. The futures market for 2002/2003 winter gas is currently trading in excess of $6.00/Mcf. Higher natural gas prices bode well for natural gas weighted producers, including PrimeWest.


ROYALTIES
($ THOUSANDS)

                                                                       Mar. 31,    Dec. 31,     Mar. 31,
Three months ended                                                         2002        2001         2001
-------------------------------------------------------------------------------     --------    --------
Royalty expense                                                          10,666       13,591      15,651
Per BOE                                                                    3.78         4.50       10.31
Royalties as % of sales revenue     - including hedging                   13.3%        14.9%       21.6%
                                                                       ========     ========     =======
                                    - excluding hedging                   17.6%        16.7%       21.4%
                                                                       ========     ========     =======

Royalties as a percent of sales revenue fell from fourth quarter levels as a result of lower commodity prices and hedging gains that do not attract royalties, as well as a one-time mineral tax adjustment of $1.8 million.

The first quarter of 2001 royalty rate reflects higher gas prices.



5 |

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)                     [GRAPHIC OMMITTED]
================================================================================


OPERATING EXPENSES
($ THOUSANDS)

                                                                       Mar. 31,     Dec. 31,    Mar. 31,
Three months ended                                                         2002         2001        2001
-------------------------------------------------------------------------------     --------    --------
Operating expenses                                                       14,393       17,188       8,340
Per BOE                                                                   $5.10        $5.69       $5.49
                                                                       ========    =========    ========

Operating expenses decreased 16% compared to the fourth quarter of 2001. The principal drivers for this reduction were the implementation of successful cost reduction initiatives, lower power costs and the disposition of high operating cost properties in the fourth quarter of 2001.

The increase compared to the first quarter of 2001 is a result of increased volumes from the Cypress acquisition and a change in asset mix due to lower operating cost properties acquired through Cypress.


OPERATING EXPENSES OUTLOOK

Operating expenses are expected to increase in the second quarter of 2002 as a result of costs associated with turnarounds at Laprise and Crossfield, as well as increased power costs relative to the first quarter.


OPERATING MARGIN
($ PER BOE)

                                                                       Mar. 31,     Dec. 31,    Mar. 31,
Three months ended                                                         2002         2001        2001
-------------------------------------------------------------------------------     --------    --------
Sales price and other revenue (including hedging)                         28.37        30.50       47.86
Royalties                                                                  3.78         4.50       10.31
Operating costs                                                            5.10         5.69        5.49
                                                                       --------     --------    --------
Operating margin                                                          19.49        20.31       32.06
                                                                       ========     ========    ========

Operating margin fell 4% from quarter-to-quarter reflecting lower commodity prices, only partially offset by cost reductions and hedging gains.

Margins were much higher in the first quarter of 2001 as a result very strong natural gas and natural gas liquids prices.





6 |

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)                     [GRAPHIC OMMITTED]
================================================================================


CASH G&A EXPENSES AND MANAGEMENT FEES
($ THOUSANDS)

                                                                       Mar. 31,     Dec. 31,    Mar. 31,
Three months ended                                                         2002         2001        2001
-------------------------------------------------------------------------------     --------    --------
Cash G&A Expenses                                                         2,635        2,532       2,273
   Per BOE                                                             $   0.93     $   0.84    $   1.50
Cash Management Fees                                                      1,418        1,666       1,269
   Per BOE                                                             $   0.50     $   0.55    $   0.84
                                                                       ========     ========    ========

Reduced management fees reflect lower net production revenue quarter-over-quarter.

Per BOE costs are much lower than the first quarter of 2001 both as a result higher volumes attributable to the Cypress acquisition as well as the impact of lower commodity prices on management fees.


NON-CASH G&A EXPENSES AND MANAGEMENT FEES
($ THOUSANDS)

                                                                       Mar. 31,     Dec. 31,    Mar. 31,
Three months ended                                                         2002         2001        2001
-------------------------------------------------------------------------------     --------    --------
Non-cash G&A expenses                                                     5,351        2,815       5,195
Non-cash management fees                                                    479          419         483
                                                                       --------     --------    --------
Total                                                                     5,830        3,234       5,678
                                                                       ========     ========    ========
Per BOE                                                                  $ 2.07       $ 1.07      $ 3.74
                                                                       ========     ========    ========

The major component of non-cash G&A expenses relates to Unit Appreciation Rights
(UARs) under the Trust's long-term incentive program.

The increase in non-cash G&A expenses comparing the first quarter of 2002 to the fourth quarter of 2001 reflects the strong performance in unit price appreciation in the first quarter from $6.36 at the end of 2001 to $7.20 at March 29, 2002 and to the implementation of the new CICA accounting standard 3870 effective January 1, 2002, whereby vested and unvested UARs are included in the calculation of non-cash G&A expenses. Previously, only the vested UARs were included. The effect of this change was to increase non-cash G&A expenses in the first quarter of 2002 by $2.0 million.

Non-cash G&A expenses in the first quarter of 2001 reflect a higher Trust Unit price driven by very strong oil and gas prices.


INTEREST EXPENSE
($ THOUSANDS)

                                                                       Mar. 31,     Dec. 31,    Mar. 31,
Three months ended                                                         2002         2001        2001
-------------------------------------------------------------------------------     --------     --------
Interest expense                                                          2,053        3,171        1,516
Period end debt level                                                   234,415      225,466      333,354
Debt per trust unit                                                    $   1.77     $   1.72     $   3.04
Average cost of debt - %                                                    4.0%         4.4%         7.1%
                                                                       ============ ============ ========

Interest expense declined quarter-over-quarter on lower interest rates and lower debt through the quarter.

The Cypress acquisition was closed on March 29, 2001, adding incremental debt at quarter end that was not reflected in first quarter 2001 interest expense.


7 |

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)                     [GRAPHIC OMMITTED]
================================================================================


LIQUIDITY AND CAPITAL RESOURCES
($ THOUSANDS)

                                                                       Mar. 31,    Dec. 31,     Mar. 31,
Three months ended                                                         2002        2001         2001
-------------------------------------------------------------------------------   ---------    ---------
Long-term debt                                                          136,670     195,000      320,037
Working capital deficit                                                  97,745      30,466       13,317
Net debt                                                                234,415     225,466      333,354
Market value of Trust Units and exchangeable shares outstanding         954,722     834,053      976,500
Total capitalization                                                  1,189,137   1,059,519    1,309,854
Net debt as a % of total capitalization                                   19.71%      21.30%       25.45%
                                                                      ==================================

Net debt increased in the quarter reflecting capital spending of $24.9 million which was partially funded from cash flow, minor asset sales proceeds of $2.1 million and proceeds from the DRIP and Optional Trust Unit Purchase programs.

Net debt is significantly lower than the first quarter of 2001 as a result of equity issued in the last nine months of 2001 to de-lever the balance sheet, along with the application of proceeds from non-core asset sales.

The working capital deficit has increased in the first quarter of 2002 due to the implementation of CICA Emerging Issues Committee Bulletin 122 effective January 1, 2002. The new accounting policy reclassifies a portion of debt from long-term to current when the lender has the option to convert to a non-revolving facility. $68.3 million has been reclassified from long-term debt to current portion of long-term debt. It is not anticipated that the lender will exercise the option to convert to a non-revolving facility.


CAPITAL SPENDING
($ THOUSANDS)

                                                                       Mar. 31,     Dec. 31,    Mar. 31,
Three months ended                                                         2002         2001        2001
-------------------------------------------------------------------------------     --------    --------
                                                                         24,874       30,561       6,863
                                                                       ========     ========    ========

Capital spending during the first quarter of 2002 is in line with the Trust's commitment to invest approximately $40 million in the first half of 2002 in development activities.

The 2001 figures reflect a total capital program for that year of approximately $80 million.


CAPITAL SPENDING OUTLOOK

The 2002 capital program has been increased from $40 million for the first half of the year to $70 million for the full year. It is anticipated that this additional spending of $30 million will take place late in the third quarter and throughout the fourth quarter of 2002.

PrimeWest expects that internally generated retained cash flow, proceeds from the DRIP and the Optional Trust Unit Purchase programs plus unutilized credit facilities will be sufficient to fund the 2002 capital program, assuming no material adverse developments in commodity prices.



8 |

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)                     [GRAPHIC OMMITTED]
================================================================================

HEDGING PROGRAM

Approximate percentage of anticipated production volumes hedged through April 30, 2002; net of anticipated royalties, reflecting full production declines with no offsetting additions:

                                        2002            2003
                                        ----            ----
                  Crude Oil              66%             26%
                  Natural Gas            69%             50%

The mark-to-market valuation of these hedges was a $7.5 million gain at March 31, 2002 and a $11.8 million loss at April 30, 2002. A summary of contracts in place as at April 30, 2002 are as follows:


CRUDE OIL
                                                 Volume                                            WTI Price
Period                                          (bbl/d)                      Type                (U.S.$/bbl)
------------------------------------------------------------------------------------------------------------
January - June 2002                               1,000                      Swap                      25.14
January - June 2002                               1,000                      Swap                      25.50
January - December 2002                           1,000                      Swap                      24.58
May - June 2002                                   2,000                      Swap                      26.23
July - September 2002                             2,000                      Swap                      25.22
October - December 2002                           2,000                      Swap                      24.45
January - December 2002                           1,000           Costless Collar                20.00/25.15
July - December 2002                              1,000                     3 Way      17.00 / 20.50 / 24.95
January - December 2003                           1,000                     3 Way      17.00 / 20.50 / 25.50
January - June 2003                               1,000                     3 Way      18.50 / 22.50 / 27.70
July - December 2003                              1,000                     3 Way      18.50 / 22.50 / 27.20

NATURAL GAS
                                                 Volume                                           AECO Price
Period                                         (MMcf/d)                      Type                 (Cdn$/Mcf)
------------------------------------------------------------------------------------------------------------
May - October 2002                                  4.7               Fixed Price                       6.50
May - October 2002                                 18.9                      Swap                       5.28
May - October 2002                                 18.9                      Swap                       5.28
May - October 2002                                  9.5                      Swap                       4.39
November 2002 - March 2003                          4.7           Costless Collar               4.22 by 5.96
November 2002 - March 2003                          4.7                     3 Way         3.17 / 4.48 / 6.59
November 2002 - March 2003                          4.7                     3 Way         3.17 / 3.96 / 5.46
November 2002 - March 2003                          4.7                     3 Way         4.22 / 5.28 / 7.04
November 2002 - March 2003                          4.7                      Swap                       5.43
April - October 2003                                4.7               Fixed Price                       4.75
April - October 2003                                4.7                      Swap                       5.05
April - October 2003                                4.7                     3 Way         3.17 / 4.48 / 6.26
April - October 2003                                4.7                     3 Way         3.17 / 3.96 / 5.39
April - October 2003                                4.7                     3 Way         3.69 / 4.75 / 6.65
November 2002 - October 2004                        9.5                     3 Way         3.17 / 4.22 / 6.09


9 |

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)                     [GRAPHIC OMMITTED]
================================================================================


                                                 Volume                                           AECO Price
Period                                         (MMcf/d)                      Type                 (Cdn$/Mcf)
------------------------------------------------------------------------------------------------------------
January 2002 - October 2003                         4.7                      Swap                       3.98
January 2002 - October 2003                         4.7                      Swap                       4.17

A three-way option is like a traditional collar, except that PrimeWest has resold the put at a lower price. Utilizing the first crude oil contract above as an example, PrimeWest has sold a call at $25.50, purchased a put at $20.50, and resold the put at $17.00. Should the market price drop below $20.50 PrimeWest will receive $20.50 until the price is less than $17.00, at which time PrimeWest would then receive market price plus $3.50. However, should market prices rise above $25.50, PrimeWest would receive a maximum of $25.50. Should the market price remain between $20.50 and $25.50, PrimeWest would receive the market price.


DISTRIBUTIONS

PrimeWest has distributed $0.10 per unit on each of January 15, February 15, March 15, April 15, and May 15, 2002. PrimeWest has previously announced it will distribute, barring material adverse developments, $0.10 per unit on June 14 and July 15, 2002.

The level of distribution for the third quarter is expected to be announced late in the second quarter.


DISTRIBUTION REINVESTMENT (DRIP) DISCOUNT

PrimeWest's Distribution Reinvestment and Optional Trust Unit Purchase Plan
(Plan) enables participants to reinvest their monthly cash distributions and/or purchase additional Trust Units at a 5% discount to the 20-day weighted average monthly market price. There is a $100,000 per calendar year limit to the purchase of additional Trust Units.

To join the Plan, you must be a registered unitholder or have your units in an account that allows participation. Not all brokerage firms and banks will allow you to participate. Please check directly with your account representative as to their participation.

For further information or to join this Plan, contact our Plan Agent, Computershare Trust Company of Canada, at 1-800-332-0095.


FIRST QUARTER CONFERENCE CALL AND WEBCAST

PrimeWest will be conducting a conference call and Webcast for interested analysts, brokers, investors and media representatives about its first quarter results and outlook at 10:00 a.m. Mountain time (12:00 p.m. Eastern time) on Friday, May 17, 2002.

Callers may dial 1-888-881-4892 a few minutes prior to start and request the PrimeWest conference call. The call also will be available for replay by dialing 1-877-289-8525, and entering pass code 188267 followed by the pound (#) key.

Interested users of the Internet are invited to go to WWW.NEWSWIRE.CA/webcast/pages /PrimeWestEnergy20020517/ for the live Webcast and/or replay or access the Webcast at the PrimeWest Web site, WWW.PRIMEWESTENERGY.COM.



10 |

PRIMEWEST ENERGY TRUST
MANAGEMENT'S DISCUSSION & ANALYSIS (MD&A)                     [GRAPHIC OMMITTED]
================================================================================


QUESTIONS

PrimeWest Energy Trust welcomes questions from unitholders and potential investors; call Investor Relations at 403-234-6600 or toll-free at 1-877-968-7878; or visit us on the Internet at our Web site, WWW.PRIMEWESTENERGY.COM.


On behalf of the Board of Directors:
May 16, 2002




Kent J. MacIntyre
Vice-chairman and
Chief Executive Officer













11 |

PRIMEWEST ENERGY TRUST
CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)               [GRAPHIC OMITTED]
================================================================================

                                                                             AS AT             AS AT
                                                                          MAR. 31,          DEC. 31,
(THOUSANDS OF DOLLARS)                                                        2002              2001
----------------------------------------------------------------------------------       -----------
ASSETS
Current assets
   Accounts receivable                                                 $    46,610       $    55,465
   Prepaid expenses and inventory                                            8,457            11,200
                                                                       -----------       -----------
                                                                            55,067            66,665

Cash reserved for site restoration and reclamation                             766               755
Capital assets                                                           1,426,422         1,448,661
                                                                       -----------       -----------
                                                                       $ 1,482,255       $ 1,516,081
                                                                       ===========       ===========
LIABILITIES AND UNITHOLDERS' EQUITY
Current liabilities
   Bank overdraft                                                      $     3,921       $    14,613
   Accounts payable and accrued liabilities                                 57,308            59,944
   Accrued distributions to unitholders                                     12,026            11,980
   Due to related company                                                   11,186            10,108
   Current portion of long-term debt        (NOTE 3)                        68,371                67
                                                                       -----------       -----------
                                                                           152,812            96,712
Long-term debt                              (NOTE 3)                       136,670           195,000
Future income taxes                                                        353,195           362,595
Site restoration and reclamation provision                                   6,361             6,113
                                                                       -----------       -----------
                                                                           649,038           660,420
UNITHOLDERS' EQUITY
   Net capital contributions                (NOTE 4)                   $ 1,159,527       $ 1,152,551
     Capital issued but not distributed                                      1,195               419
     Long-term incentive plan equity        (NOTE 5)                        10,301             7,932
   Accumulated income                                                      128,526           122,550
   Accumulated cash distributions                                         (459,114)         (420,983)
   Accumulated dividends                                                    (7,218)           (6,808)
                                                                       -----------       -----------
                                                                           833,217           855,661
                                                                       -----------       -----------
                                                                       $ 1,482,255       $ 1,516,081
                                                                       ===========       ===========


CONSOLIDATED STATEMENTS OF UNITHOLDERS' EQUITY (UNAUDITED)

For the three months ended March 31
(THOUSANDS OF DOLLARS)                                                          2002                  2001
------------------------------------------------------------------------------------        --------------
Unitholders' equity, beginning of the period, as previously reported  $      855,661        $     $298,245
   Net income for the period                                                   5,976                24,190
   Net capital contributions                                                   6,976               547,808
    Capital issued but not distributed                                          776                    247
    Long-term incentive plan equity                                            2,369                 2,186
   Cash distributions                                                        (38,131)              (40,783)
   Dividends                                                                    (410)                 (740)
                                                                      --------------        --------------
Unitholders' equity, end of the period                                $      833,217        $      831,153
                                                                      ==============        ==============



12 |

PRIMEWEST ENERGY TRUST
CONSOLIDATED STATEMENTS OF CASHFLOW (UNAUDITED)               [GRAPHIC OMMITTED]
================================================================================


For the three months ended March 31
(THOUSANDS OF DOLLARS)                                                     2002               2001
--------------------------------------------------------------------------------       -----------
OPERATING ACTIVITIES
   Net income for the period                                          $    5,976       $    24,190
   Add: Items not involving cash from operations
        Depletion, depreciation and amortization                          45,895            11,420
        Non-cash general and administrative                                5,351             5,195
        Non-cash management fees                                             479               483
        Future income taxes (recovery)                                    (9,400)            2,246
                                                                      ----------       -----------
   Cash flow from operations                                              48,301            43,534
   Change in non-cash working capital                                     10,041            10,386
                                                                      ----------       -----------
                                                                          58,342            53,920
                                                                      ----------       -----------
FINANCING ACTIVITIES
   Proceeds from issue of Trust Units (net of costs)                       3,576             1,711
   Cash distributions to unitholders                                     (38,085)          (40,783)
   Dividends                                                                   -              (740)
   Increase in long-term debt                                              9,974            62,096
   Change in non-cash working capital                                        305             9,503
                                                                      ----------       -----------
                                                                         (24,230)           31,787
                                                                      ----------       -----------
INVESTING ACTIVITIES
   Expenditures on capital assets                                        (24,874)           (6,863)
   Corporate acquisitions                                                      -           (76,641)
   Proceeds on disposal of capital assets                                  2,181             3,332
   Decrease (increase) in cash reserved for future site
      restoration and reclamation                                            (11)              392
   Expenditures on site restoration and reclamation                         (716)             (780)
                                                                      ----------       -----------
                                                                         (23,420)          (80,560)
                                                                      ----------       -----------
INCREASE IN CASH FOR THE PERIOD                                           10,692             5,147
BANK OVERDRAFT BEGINNING OF THE PERIOD                                   (14,613)             (834)
                                                                      ----------       -----------
CASH, (BANK OVERDRAFT) END OF THE PERIOD                              $   (3,921)      $     4,313
                                                                      ==========       ===========
CASH INTEREST PAID                                                    $    1,765       $     1,514
                                                                      ==========       ===========






13 |

PRIMEWEST ENERGY TRUST
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)                  [GRAPHIC OMITTED]
================================================================================


For the three months ended March 31
(THOUSANDS OF DOLLARS, EXCEPT FOR PER-TRUST-UNIT AND NUMBER OF UNITS)       2002            2001
--------------------------------------------------------------------------------      ----------
REVENUES
   Sales of crude oil, natural gas and natural gas liquids             $  79,991      $   72,539
   Crown and other royalties, net of ARTC                                (10,666)        (15,651)
   Other income                                                              117             102
                                                                       ---------      ----------
                                                                          69,442          56,990
                                                                       ---------      ----------
EXPENSES
   Operating                                                              14,393           8,340
   Cash general and administrative                                         2,635           2,273
   Non-cash general and administrative                                     5,351           5,195
   Interest                                                                2,053           1,516
   Cash management fees                                                    1,418           1,269
   Non-cash management fees                                                  479             483
   Depletion, depreciation and amortization                               45,895          11,420
                                                                       ---------      ----------
                                                                          72,224          30,496
                                                                       ---------      ----------
Income (loss) before taxes for the period                                 (2,782)         26,494
                                                                       ---------      ----------

   Capital taxes                                                             642              58
   Future income taxes (recovery)                                         (9,400)          2,246
                                                                       ---------      ----------
                                                                          (8,758)          2,304
                                                                       ---------      ----------
Net income for the period                                              $   5,976      $   24,190
                                                                       =========      ==========
Net income per Trust Unit                                              $    0.05      $     0.45
                                                                       =========      ==========
Diluted net income per Trust Unit                                      $    0.04      $     0.44
                                                                       =========      ==========

CONSOLIDATED STATEMENTS OF CASH DISTRIBUTIONS (UNAUDITED)

For the three months ended March 31
(THOUSANDS OF DOLLARS, EXCEPT FOR PER-TRUST-UNIT AND NUMBER OF UNITS)           2002                 2001
------------------------------------------------------------------------------------      ---------------
Net income for the period                                              $       5,976      $        24,190
Add back (deduct) amounts to reconcile to distribution:
   Increase in reserve                                                        (8,737)              (1,841)
   Depletion, depreciation and amortization                                   45,895               11,420
   Contribution to reclamation fund                                           (1,048)                (498)
   Non-cash general and administrative                                         5,351                5,195
   Management fees paid in Trust Units                                           479                  483
   Future income taxes (recovery)                                             (9,400)               2,246
                                                                       -------------      ---------------
                                                                       $      32,540      $        17,005
                                                                       -------------      ---------------
                                                                       $      38,516      $        41,195
                                                                       =============      ===============
Cash Distributions to Trust Unitholders (99%)                          $      38,131      $        40,783
                                                                       =============      ===============
Cash Distributions per Trust Unit                                      $        0.30      $          0.60
                                                                       =============      ===============
Trust Units and exchangeable shares issued and outstanding               132,600,310          102,026,326
Weighted average Trust Units and exchangeable shares outstanding
       (diluted)                                                         133,252,052           53,846,155







14 |

PRIMEWEST ENERGY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)         [GRAPHIC OMITTED]
================================================================================


for the Quarter Ended March 31, 2002
(THOUSANDS OF DOLLARS EXCEPT TRUST UNIT/SHARE AMOUNTS)


1)   SIGNIFICANT ACCOUNTING POLICIES

These interim consolidated financial statements of PrimeWest Energy Trust have been prepared in accordance with Canadian generally accepted accounting principles. The specific accounting principles used are described in the annual consolidated financial statements of the Trust appearing on pages 36 through 53 of the Trust's 2001 annual report and should be read in conjunction with these interim financial statements.

2)   AMALGAMATION

Effective January 1, 2002, PrimeWest Oil & Gas Corp. and PrimeWest Energy Inc. and its subsidiaries amalgamated and were continued as PrimeWest Energy Inc. Subsequent to the amalgamation, the common shares of PrimeWest Energy Inc. are 89% owned by the Trust and 11% by PrimeWest Management Inc. The Trust continues to own a royalty entitling it to receive 99% of the net cash flows generated by PrimeWest Energy Inc. The beneficiaries of the Trust are the holders of Trust Units.

3)   LONG-TERM DEBT

PrimeWest Energy Inc. and the Trust (as co-borrowers) have a combined revolving credit facility in the amount of $350 million, with a borrowing base at March 31, 2002 of $350 million. The facility consists of a revolving term loan of $325 million and an operating facility of $25 million. In addition to amounts outstanding under the facility as indicated in the table below, PrimeWest Energy Inc. has outstanding letters of credit in the amount of $2.8 million. Collateral for the credit facility is provided by a floating-charge debenture covering all existing and after acquired property in the principal amount of $500 million. Each borrower under the facility has also provided an unconditional full liability guarantee in respect of amounts borrowed under the facility.

Revolving credit facility utilized  - current                  $    63,330
                                    - long-term                    136,670
Capital lease obligation                                                41
                                                               -----------
                                                               $   205,041
                                                               ===========

Advances under the revolving and operating loan facility are made in the form of Banker's Acceptances (BA's), prime rate loans or letters of credit. In the case of BA's, interest is a function of the BA rate plus a stamping fee based on the Trust's current ratio of debt-to-cash flow. In the case of prime rate loans, interest is generally charged at the bank's prime rate.

The credit facility revolves until May 31, 2002 by which time the lender will have conducted its annual borrowing base review. The lender also has the right to re-determine the borrowing base at one other time during the year. During the revolving phase, the facility has no specific terms of repayment. At the end of the revolving period, the lender has the right to extend the revolving period for a further 364-day period or to convert the facility to a term facility. If the lender converts to a non-revolving facility, the amounts outstanding under the facility become repayable over a three-year period, on a unit of production basis.

Effective January 1, 2002, PrimeWest Energy Inc. has changed the method of accounting for the current portion of long-term debt to comply with the new CICA Emerging Issues Committee Bulletin 122. The


15 |

PRIMEWEST ENERGY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)         [GRAPHIC OMITTED]
================================================================================


amount of debt which could be required to be repaid within one year from the balance sheet date should the lender convert to a non-revolving facility has been included as a current liability.

4)   UNITHOLDERS' EQUITY

PRIMEWEST ENERGY TRUST
The authorized capital of the Trust consists of an unlimited number of Trust Units.

Trust Units                                                    # OF UNITS              AMOUNT
--------------------------------------------------------    -------------        ------------
Balance at December 31, 2001                                  125,965,607        $  1,115,275
Issued pursuant to Long-term Incentive Plan                       465,311               2,981
Issued pursuant to Dividend Reinvestment Plan                     688,750               3,554
Issued for payment for management fees                             65,834                 419
Issued on exchange of exchangeable shares                         226,400               1,308
                                                            -------------        ------------
Balance at March 31, 2002                                     127,411,902        $  1,123,537
                                                            =============        ============

The weighted average number of Trust Units and exchangeable shares outstanding for the quarter was 132,102,457. For purposes of calculating diluted net income, 1,149,595 units issuable pursuant to the employee long-term incentive plan were added to the weighted average number. The per unit amount of distributions paid or declared reflects distributions paid for units outstanding on the record dates.


PRIMEWEST EXCHANGEABLE A SHARES

In connection with the Cypress acquisition, PrimeWest Oil & Gas Corp. (now amalgamated with PrimeWest Energy Inc.) amended its articles to create an unlimited number of exchangeable shares. The exchangeable shares are exchangeable into PrimeWest Trust Units at any time up to March 29, 2003, based on an exchange ratio that adjusts each time PrimeWest makes a distribution to unitholders. The exchange ratio, which was 1:1 on the date the transaction closed, is based on the total monthly distribution, divided by the closing unit price on the distribution payment date. The exchange ratio, effective March 15, 2002, was 1.30928:1.

Exchangeable shares                                       # OF SHARES              AMOUNT
---------------------------------------------------------------------       -------------
Balance at December 31, 2001                                3,316,742        $     32,338
Exchanged for Trust Units                                     (65,828)               (642)
                                                        -------------       -------------
Balance at March 31, 2002                                   3,250,914        $     31,696
                                                        =============       =============


PRIMEWEST EXCHANGEABLE B SHARES

In connection with the acquisition of Venator Petroleum Company Limited, PrimeWest Resources Ltd. (now amalgamated with PrimeWest Energy Inc.) amended its articles to create an unlimited number of exchangeable shares. The exchangeable shares are exchangeable into Trust Units at any time up to 5 years after issuance, based on an exchange ratio that adjusts each time PrimeWest makes a distribution to its unitholders. In certain circumstances, PrimeWest has the right to force redemption prior to the 5 year expiry term. Up to June 30, 2001 dividends were paid to holders of exchangeable shares based on the estimated taxable portion of the monthly distribution paid. The exchange ratio, which was 1:1 on the closing date of the Venator transaction, is based on the total monthly distribution



16 |

PRIMEWEST ENERGY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)         [GRAPHIC OMITTED]
================================================================================


paid, divided by the closing Trust Unit price on the distribution payment date. The exchange ratio at March 15, 2002 was 1.43272:1.


Exchangeable shares                           # OF SHARES             AMOUNT
--------------------------------------       ------------       ------------
Balance at December 31, 2001                      751,532       $      4,960
Exchanged for trust units                        (100,986)              (666)
                                             ------------       ------------
Balance at March 31, 2002                         650,546       $      4,294
                                             ============       ============


5)   TRUST UNIT INCENTIVE PLAN

Under the terms of the Trust Unit Incentive Plan, a maximum of 2,490,000 Trust Units are reserved for issuance pursuant to the exercise of Unit Appreciation Rights (UARs) granted to employees of the Manager. Payouts under the plan are based on total unitholder return, calculated using both the change in the trust unit price as well as cumulative distributions paid. The plan requires that a hurdle return of 5% per annum be achieved before payouts accrue. UARs have a term of up to 6 years and vest equally over a three-year period, except for the independent members of the Board, whose UARs vest immediately. The Board of Directors has the option of settling payouts under the plan in PrimeWest Trust Units or in cash. To date, all payouts under the plan have been in the form of Trust Units.

                             UARS ISSUED           UARS     CURRENT RETURN           TOTAL      TRUST UNIT
AS AT MARCH31, 2002      AND OUTSTANDING         VESTED            PER UAR          EQUITY        DILUTION
----------------------------------------    -----------     --------------     -------------    ------------
1996 grants                       30,000         30,000     $         6.62     $        199           27,593
1997 grants                      241,886        241,886               5.75            1,390          193,104
1998 grants                      451,049        451,049               8.29            3,738          519,122
1999 grants                      517,250        350,422               5.81            3,008          281,459
2000 grants                      875,059        376,447               1.64            1,435          120,063
2001 grants                    2,251,110        212,640               0.18              402            8,254
2002 grants                      402,864              -               0.32              129                -
                             -----------    -----------     --------------     ------------     ------------
                               4,766,615      1,662,464     $         2.16     $     10,301        1,149,595
                             ===========    ===========     ==============     ============     ============

Cumulative to March 31, 2002, 2,360,149 UARs have been exercised resulting in the issuance of 1,285,321 Trust Units from treasury.


Effective January 1, 2002 the method of accounting for the long-term incentive plan was changed to comply with new CICA accounting standard 3870. The calculation of the long-term incentive liability now includes vested and unvested UARs. Previously, only vested UARs were included. In addition, the long-term incentive liability has been reclassified as equity on the balance sheet as the Trust intends to settle the liability in the form of Trust Units.







17 |

PRIMEWEST ENERGY TRUST
TRADING PERFORMANCE                                            [GRAPHIC OMITTED]
================================================================================


FOR THE QUARTER ENDED                      MAR. 31/02    DEC. 31/01   SEP. 30/01   JUN. 30/01    MAR. 31/01
-----------------------------------------------------    ----------   ----------   ----------    ----------
TRUST UNIT PRICES (DOLLARS PER TRUST UNIT)
   High                                          7.23          7.51         8.77        10.54          9.90
   Low                                           5.92          5.95         6.42         8.45          8.72
   Close                                         7.20          6.36         6.46         8.85          9.00

Volume traded (MILLIONS OF UNITS)               34.48         37.59        37.10        60.42         21.64

Number of Trust Units outstanding               127.4         125.9        115.3        113.6         100.6
          (MILLIONS OF UNITS)

   Including exchangeable shares                132.6         131.1        120.1        119.1         108.5
        (ISSUED IN RESPECT OF VENATOR AND
         CYPRESS ACQUISITIONS)

Distribution paid per Trust Unit                $0.30         $0.44        $0.61        $0.66         $0.60
                                           ==========    ==========   ==========   ==========    ==========















FOR FURTHER INFORMATION PLEASE CONTACT:                PRIMEWEST ENERGY TRUST
INVESTOR RELATIONS AND COMMUNICATIONS                  4700, 150 - 6 AVENUE SW
TOLL-FREE: 1-877-968-7878                              CALGARY, ALBERTA T2P 3Y7
FAX: 403-699-7271                                      TELEPHONE: 403-234-6600
E-MAIL: INVESTOR@PRIMEWESTENERGY.COM                   FAX: 403-266-2825